EXHIBIT 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of November 10, 2008, is by and between TORREYPINES THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 (hereinafter referred to as “Licensor”); and QR Pharma, Inc., a Delaware corporation and having its principal place of business at 1223 Foxglove Lane, West Chester, PA 19380 (hereinafter referred to as “Licensee”).  Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Licensor has developed and possesses the right to certain chemical compounds and related know-how and associated intellectual property rights relating thereto that may be suitable for the development of human therapeutics; and

WHEREAS, Licensee desires to receive from Licensor, and Licensor desires to grant to Licensee, a worldwide, exclusive license under Licensor’s intellectual property rights to such compounds and know-how, with the right to sublicense, to develop, make, have made, import, use, offer for sale and sell Licensed Products in the Field in the Territory (as such terms are defined below) on the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee desires to obtain an option to purchase such intellectual property rights and know-how from Licensor, and Licensor wishes to provide such option to Licensee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 — DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                               “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of 50% or more of the outstanding voting securities of an entity shall be deemed to constitute control.

1.2                               “Calendar Quarter” shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, for as long as this Agreement is in effect.

1.3                               “Calendar Year” shall mean each successive period of twelve months commencing on January 1 and ending on December 31, for as long as this Agreement is in effect.

1.4                               “Combination Product” shall mean a product that is comprised of a (a) Licensed Product and (b) one or more other active ingredients or substances.

1.5                               “Commercialization” or “Commercialize” shall mean, with respect to Licensed Products, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such Licensed Product, importing and exporting such Licensed Product for sale, and interacting with Regulatory Authorities regarding the foregoing in the Field.

1.6                               “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities with respect to Licensed Product in the Field, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Regulatory Approval (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing.  Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Regulatory Approval, maintain a label or obtain any label change.

1.7                               “Effective Date” shall mean the date of this Agreement.

1.8                               “Enforcement Action” shall mean any action reasonably related to the enforcement or protection of the Patent Rights or Licensed Trademarks in any dispute, disagreement, complaint or proceeding that could affect the enforcement, validity, scope, ownership or licensing of any of the Patent Rights or Licensed Trademarks in any country or jurisdiction.  The term “Enforcement Action” shall include, without limitation, actions directed at third party infringement, oppositions, reexaminations, interferences and inventorship disputes.

1.9                               “Excluded Field” shall mean human chemical and bioterrorism defense.

1.10                        “FDA” shall mean the United Stated Food and Drug Administration.

1.11                        “Field” shall mean all fields other than the Excluded Field.

1.12                        “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product in a country in the Territory after receipt of the requisite Regulatory Approval.  Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.13                        “IND” shall mean an investigational new drug application with respect to any Licensed Product filed with the FDA for beginning clinical trials in humans or animals, or any comparable application filed with the Regulatory Authorities (as defined below) of a country other than the United States prior to beginning clinical trials in humans or animals in that country, as well as all supplements or amendments filed with respect to such filings.

1.14                        “Know-How” shall mean any and all Proprietary Information (as defined below) and materials (whether patentable or not), which are necessary or useful for the development, manufacture, use or sale of a Licensed Compound or a Licensed Product, or otherwise for the practice of the Patent Rights in the Field, including, without limitation, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials and (g) all applications, registrations, licenses, authorizations, approvals and correspondence relating to the Licensed Compounds and/or Licensed Products in the Field submitted to Regulatory Authorities.

1.15                        “Licensed Compound” shall mean each of those certain compounds currently known as Posiphen™ (+)-phenserine, phenserine (-)-phenserine and bisnorcymserine.

1.16                        “Licensed Product” shall mean any product containing or incorporating a Licensed Compound, including, without limitation, a Combination Product.

1.17                        “Licensed Trademarks” shall mean trademarks, trade names, brand names, copyrights, logo types, symbols, service marks and designs relating to Licensed Compounds and/or Licensed Products that are listed on Exhibit B attached hereto.

1.18                        “Licensor Know-How” shall mean any and all Know-How owned or licensed (with the right to further sublicense) by Licensor as of the Effective Date.

1.19                        “Manufacture” shall mean all activities related to the manufacturing of a Licensed Compound or Licensed Product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.20                        “NDA” shall mean a New Drug Application or Product License Application filed with the FDA seeking approval to market and sell a Licensed Product in the United States.

1.21                        “Net Sales” shall mean, with respect to each country in the Territory, the aggregate gross amount actually received by Licensee, its Affiliates or sublicensees on all sales of Licensed Products to an unaffiliated third party, less the following reasonable and customary deductions from such gross amounts: (a) normal and customary trade, cash and quantity discounts, allowances and credits; (b) credits or allowances actually granted for damaged goods, returns or rejections of Licensed Products and retroactive price reductions; (c) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Licensed Products including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing); (d) freight, postage, shipping, customs duties and insurance charges; (e) charge back payments and rebates granted to managed health care organizations or their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (f) rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities in a country in the Territory.  Each of the deductions set forth above shall be reasonable and customary, and shall be determined on an accrual basis in accordance with United States Generally Accepted Accounting Principles.  To the extent that any discounts or other similar deductions that are based on sales to the customer of multiple products are included in determining Net Sales of Licensed Products, such discounts or deductions shall be allocated to Licensed Products and the other relevant products on a pro rata basis based on the respective invoiced prices for such multiple products, which allocation in any event shall not disproportionately be applied to Licensed Products.  Any transfer or disposal of Licensed Products for, or use of Licensed Products in, clinical or pre-clinical trials or distributed for indigent programs shall not be included in Net Sales.

The following provisions shall apply with respect to Combination Products:

In the event that a Licensed Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is the invoice price of the Licensed Product if sold separately by Licensee, or its Affiliate or sublicensee; and B is the invoice price of any other active component or components in the Combination Product if sold separately by Licensee, or its Affiliate or sublicensee.

In the event that Licensee or its Affiliates or sublicensee sells a Licensed Product included in a Combination Product as a separate Licensed Product in a country, but does not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Product in such country, the calculation of Net Sales resulting from such Combination Product shall be determined by multiplying the Net Sales by the fraction A/C where: A is the average wholesale price, in such country, of the Licensed Product contained in such Combination Product when sold as a separate Licensed Product by Licensee, its Affiliate or sublicensee, as applicable, and C is the average wholesale price, in such country, charged by Licensee, its Affiliate or sublicensee, as applicable, for the entire Combination Product.

In the event that the Licensee, its Affiliates or sublicensee does not sell a Licensed Product included in a Combination Product as a separate Licensed Product in the country where such sale occurs, but does separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Product in such country, the calculation of Net Sales resulting from such Combination Product shall be determined by multiplying the Net Sales by the fraction (C-D)/C, where: C is the average wholesale price, in such country, charged by Licensee, its Affiliate or sublicensee, as the case may be, for the entire Combination Product, and D is the average wholesale price charged by Licensee, its Affiliate or sublicensee, as the case may be, for the other products or active ingredients/components, as the case may be, included in the Combination Product.

Where the calculation of Net Sales resulting from the sale of a Combination Product in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Product shall be that portion of the Net Sales determined in good faith by Licensee, and reasonably acceptable to Licensor, as properly reflecting the value of the Licensed Product included in the Combination Product.

1.22                        “Option Agreement” shall mean that certain Option Agreement between the Parties dated as of June 26, 2008.

1.23                        “Patent” shall mean any patent or patent application, including continuations, continuations-in-part (to the extent relating to existing patents or patent applications and not to any new subject matter), divisions, provisionals, substitutions, patents of addition, reissues, reexamination, certificates of invention, renewals or extensions thereof (including any supplemental certificates) and any confirmation patents or registration patents, supplementary protection certificates or the like, together with all foreign counterparts of any of the foregoing.

1.24                        “Patent Rights” shall mean the Patents listed on Exhibit A attached hereto and any future Patents that may issue to Licensor, which will be promptly disclosed to Licensee and added to an amended and restated Exhibit A, to the extent claiming any of the Licensed Compounds or their manufacture or use in the Field.

1.25                        “Proprietary Information” shall mean all proprietary and confidential information, including, without limitation, scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one Party to the other Party in connection with this Agreement.

1.26                        “Phase II Clinical Trial” shall mean a human clinical trial conducted for the purpose of demonstrating the efficacy and a level of safety in a particular indication tested, as well as to obtain a preliminary indication of the unit and/or daily dosage regimen required.  “Commencement of Phase II” shall mean the first dosing of the first patient in the first Phase II Clinical Trial for a Licensed Product.

1.27                        “Phase III Clinical Trial” shall mean a large scale human clinical trial conducted for the purpose of demonstrating efficacy and a level of safety in the particular indication tested that is designed for the purpose of obtaining Regulatory Approval for a Licensed Product.  “Commencement of Phase III” shall mean the first dosing of the first patient in the first Phase III Clinical Trial for a Licensed Product.

1.28                        “Regulatory Approval” shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority that is necessary for the Manufacture, use, storage, import, export, transport or Commercialization of Licensed Products in a country of the Territory.

1.29                        “Regulatory Authority” shall mean any national (e.g., the FDA), supranational (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in a country that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization for the Manufacture, use, storage, import, export, transport, Development, or Commercialization or Licensed Products in a country of the Territory.

1.30                        “Sublicense Income” shall mean the amount paid to Licensee by a third party (other than an Affiliate of Licensee) for a sublicense with respect to a Licensed Product, including, without limitation, license fees and milestone payments, other than: (a) royalties paid to Licensee by a sublicensee based upon Net Sales by the sublicensee; (b) equity investments in

Licensee or any Affiliate by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; (c) loan proceeds paid to Licensee or any Affiliate by a sublicensee in an arms’ length debt financing to the extent that such loan is not forgiven; and (d) funding for sponsored research or other services paid to Licensee by a sublicensee for research performed or to be performed by Licensee or any Affiliate.

1.31                        “Territory” shall mean all territories other than the Republic of Korea.

1.32                        “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.33                        Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below.

Definition	Section

AAA	12.2(a)
Agreement	Preamble
Buy-Out Option	6.1
Buy-Out Payment	6.2
Force Majeure	13.8
Generic Product	5.3(c)
Liability	10.1
Licensee	Preamble
Licensor	Preamble
Licensee Indemnified Party	10.2
Licensor Indemnified Party	10.1
Other Parties	8.1(b)
Party or Parties	Preamble
Term	11.1

ARTICLE 2 — LICENSE

2.1                               License Grant.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to grant sublicenses, under the Patent Rights and the Licensor Know-How to use, store, import, export, transport, Manufacture or have Manufactured Licensed Compounds in the Territory in the Field and to Develop, Manufacture and Commercialize Licensed Products in the Territory in the Field during the Term.  Subject to the terms and conditions of this Agreement, Licensor hereby also grants to Licensee an exclusive (even as to Licensor), royalty-free right and license in the Territory, with the right to grant sublicenses as part of any sublicense of rights granted with respect to Licensed Products, to use the Licensed Trademarks in connection with using, selling and offering for sale Licensed Products in the Territory in the Field during the

Term.  Licensor agrees to use commercially reasonable efforts to extend the license granted to Licensee in this Section 2.1 to the Republic of Korea prior to December 31, 2008.

2.2                               No Other Licenses; Retained Rights.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license and other rights that are expressly granted under this Agreement.  Subject to the license granted to Licensee pursuant to Section 2.1, Licensor has, and shall retain all right, title and interest in and to, the Patent Rights and Licensor Know-How.  Without limiting the foregoing, Licensor shall retain the rights to (and to grant to its Affiliates and to third parties the right to) develop, make, have made, export, import, use, offer for sale and sell the Licensed Compounds and products incorporating the Licensed Compounds outside the Field.

2.3                               Sublicenses.  Any and all sublicenses granted by Licensee under this Agreement shall be subject to the terms and conditions of this Agreement.  Licensee shall notify Licensor of any sublicense hereunder.  Licensee will remain liable for all milestone payments and royalty payments hereunder as a result of Net Sales made pursuant to such sublicense agreement and shall use commercially reasonable efforts to ensure that its sublicensees comply with the provisions of this Agreement applicable to them, respectively, in exercising rights under the applicable sublicense agreement.  Performance or satisfaction of any of the Licensee’s obligations under this Agreement by its sublicensee(s) shall be deemed performance or satisfaction of such obligations by the Licensee.

2.4                               Licensee Obligations.  Licensee agrees to use commercially reasonable efforts to Develop and Commercialize a Licensed Products in the Field.  Licensee may seek one or more co-development partners to achieve such objectives and/or sublicense to one or more third parties to achieve these objectives.  Licensee shall deliver written annual reports on its Licensed Compound Development progress on or before each anniversary of the effective date of this Agreement up to the date of the First Commercial Sale of a Licensed Product.

2.5                               Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to Section 2.1 of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.  Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 3 — RESEARCH, DEVELOPMENT, COMMERCIALIZATION
AND REGULATORY

3.1                               Overview.  As of the Effective Date, Licensee shall be responsible for the Development and Commercialization of Licensed Products in the Field in the Territory and for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Products in the Field.  Licensee shall be responsible for all of the historical records relating to the Licensed Compounds in the Field and be responsible for regulatory agency audits of historical data relating to the Licensed Compounds in the Field.

3.2                               Development Costs.  Licensee shall be solely responsible for all costs related to the Development and Commercialization of Licensed Products in the Field in the Territory after the Effective Date.

3.3                               Materials and Regulatory Filings Transfer.

(a)                                 Transfer of Inventory.  Promptly following the Effective Date, Licensor shall transfer to Licensee, in a mutually agreed manner, all amounts of Licensed Compounds and/or Licensed Products, if applicable, in Licensor’s inventory, at Licensor’s’ actual cost, to be used at Licensee’s sole discretion for pre-clinical and clinical studies to pursue an IND, NDA and other filings for Regulatory Approval necessary to commercialize the Licensed Products in the Field.  Licensor shall transfer such quantities of Licensed Compounds in Licensor’s possession within thirty (30) days of the Effective Date.  Licensee shall reimburse Licensor for the reasonable shipping costs associated with the transfer of such quantities of Licensed Compounds within thirty (30) days of receipt of invoice therefor.  Licensor shall have no obligation to supply any further quantities of Licensed Compounds.

(b)                                 Transfer of All Preclinical and Research Documents.  As soon as practicable after the Effective Date, Licensor shall transfer to Licensee one copy of all material documents, data and records in Licensor’s possession with respect to any basic research, preclinical research or other Development work documents relating to the Licensed Compounds, Licensor Know-How and/or the Licensed Products in the Field, whether finalized or in draft term.

(c)                                  Transfer of Regulatory Applications.  As soon as practicable after the Effective Date, Licensor shall transfer to Licensee all of Licensor’s existing INDs and other drug approval applications covering Licensed Products in the Field.  All further submissions to any Regulatory Authorities relating to such drug approval applications and/or INDs for Licensed Products in the Field shall be filed in the name of and owned by Licensee.  Licensee shall hold all Regulatory Approvals for Licensed Products in the Field throughout the Territory.

(d)                                 Transfer of Other Regulatory Documents.  As soon as practicable after the Effective Date, Licensor shall transfer to Licensee one copy of all material documents and records in Licensor’s possession with respect to any existing INDs and other drug approval applications covering Licensed Products in the Field in the Territory, as well as any material correspondence between Licensor and Regulatory Authorities related to Licensed Products in the Field.

(e)                                  Transfer of Patent and Trademark Documents.  As soon as practicable after the Effective Date, Licensor shall transfer to Licensee one copy of all documentation relating to the prosecution and maintenance of all Patent Rights and Licensed Trademarks, whether finalized or in draft form.  Licensor shall promptly disclose to Licensee all future

Patents that issue to Licensor (or its Affiliates or sublicensees) that claim any therapeutic based on or relating to any of the Licensed Compounds.

ARTICLE 4 — MANUFACTURING

4.1                               Manufacturing Responsibility.  Licensee shall be responsible for the Manufacture of the Licensed Compounds and/or Licensed Products for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory.

4.2                               Transfer of Manufacturing Technology.  As soon as reasonably practicable after the Effective Date, Licensor shall provide or cause to be provided to Licensee, or a third party manufacturer designated by Licensee, that information within the Licensor Know-How as of the Effective Date that is necessary or useful to enable Licensee or such third party manufacturer (as appropriate) to Manufacture Licensed Compounds as of the Effective Date.

ARTICLE 5 — PAYMENTS; ROYALTIES AND REPORTS

5.1                               Consideration for License.  In consideration for the licenses granted to Licensee hereunder, Licensee shall pay to Licensor a one-time, non-refundable, non-creditable payment of $50,000 less all amounts paid by Licensee under the Option Agreement, which amount shall be payable within 30 days of the Effective Date.

5.2                               Milestone Payments.  In further consideration for the licenses granted hereunder, Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Licensor based on the first attainment of each milestone event indicated below with respect to a Licensed Product:

Milestone Event	Payment to Licensor

Commencement of Phase II	$200,000
Commencement of Phase III	$500,000
Filing of an NDA for Regulatory Approval (or equivalent in Europe or Japan)	$1,000,000
Receipt of Regulatory Approval in the United States	$5,000,000
Receipt of Regulatory Approval Outside the United States	$5,000,000

Licensee shall notify Licensor in writing within ten business days after the achievement of each such milestone event giving rise to a payment obligation under this Section 5.2, and Licensee shall pay Licensor the applicable amount on the date of such notification to Licensor.

5.3                               Royalties.

(a)                                 Royalties.  Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor royalties on Net Sales of Licensed Products on a country-by-country basis in the Territory in an amount equal to 5% of Net Sales; provided, however, if it shall be necessary for Licensee to obtain a license to issued Patents of any third party in order to be able to practice the Patent Rights pursuant to the license granted hereunder in order to make, have made, use, import, sell, lease or otherwise commercially exploit a Licensed Product in the Field, Licensee shall be entitled to deduct 50% of the royalties on such Licensed Product paid to such third parties under such license during the respective Calendar Quarter from the royalties payable to Licensor hereunder for such Calendar Quarter; provided that in no event shall the royalties payable to Licensor hereunder be reduced to less than 2.5% of Net Sales for such Calendar Quarter.

(b)                                 Term of Royalty Obligation.  Royalties on Licensed Products shall commence upon the First Commercial Sale of a Licensed Product in the Field in a particular country in the Territory and will continue on a product-by-product, country-by-country basis until the later of (i) the expiration of the last to expire Valid Patent Claim covering the respective Licensed Product in the Field in such country or (ii) 10 years after the First Commercial Sale of a Licensed Product in such country.

(c)                                  Royalty Adjustments.  In the event that a Generic Product is being sold by a third party in a country before the tenth anniversary of the date of the First Commercial Sale of a Licensed Product in such country, then the royalties payable to Licensor by Licensee pursuant to Section 5.3(a) for a Licensed Product in such country shall be reduced by 50%.  As used herein, a “Generic Product” shall mean with respect to a Licensed Product, any and all products (other than Licensed Product) containing the same active ingredient as the Licensed Product delivered by a mode of administration that is similar to that of the Licensed Product.

5.4                               Sublicense Income.  In addition to the payment of the royalties specified in Section 5.3 hereof, Licensee shall pay to Licensor 8% of all Sublicense Income.

5.5                               Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to the same unit of Licensed Product.

5.6                               Minimum Annual Payment.  No later than November 30 of each Calendar Year commencing in 2009, Licensee shall pay to Licensor a non-refundable minimum annual payment of $40,000 less any amounts previously paid pursuant to Section 5.3 or 5.4 during such Calendar Year.  Each such payment shall be credited against royalties and the Buy-Out Payment, if any, for that Calendar Year.

5.7                               Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a)                                 Royalties Paid Quarterly.  Within 45 calendar days after the end of each Calendar Quarter following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Licensor a written report for the Calendar Quarter showing the Net Sales of Licensed Products sold by Licensee, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter.  Such written report shall include the gross sales of Licensed Products on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales.  Simultaneously with the submission of the written report, Licensee shall pay to Licensor, for the account of Licensee or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)                                 Method of Payment.  All payments to be made by Licensee to Licensor under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Licensor from time to time.  Royalty payments shall be made in United States dollars.  The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Licensee for reporting such sales for United States financial statement purposes.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Licensee will make such payments in any manner as Licensor may lawfully direct.

5.8                               Maintenance of Records; Audits.

(a)                                 Recordkeeping by Licensee.  Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records in sufficient detail to enable the royalties and other amounts payable hereunder to be determined.  Upon at least 30 days’ prior written notice from Licensor, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Licensee, at Licensor’s expense, to have access during normal business hours upon prearrangement to examine the pertinent books and records of Licensee, its Affiliates and/or sublicensees as may be reasonably necessary to verify the accuracy of the payment reports hereunder.  The examination shall be limited to the pertinent books and records for any year ending not more than 36 months prior to the date of such request.  An examination under this Section 5.8(a) shall not occur more than once in any Calendar Year.  Licensee may designate competitively sensitive information which such auditor may not disclose to Licensor, provided, however, that such designation shall not encompass the auditor’s conclusions.  The accounting firm shall disclose to Licensor only whether the reports and payments are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Licensor.  All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee’s, its Affiliate’s and/or its sublicensee’s confidential information which are provided to such accounting firms, or to which they have access, while conducting any audit pursuant to this Section 5.8(a).

(b)                                 Underpayments/Overpayments.  If such accounting firm concludes that additional payments were owed during such period, Licensee shall pay such additional payments within 30 days of the date Licensor delivers to Licensee such accounting firm’s written report so correctly concluding.  If such underpayment exceeds 10% of the sums correctly due Licensor then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee.  Any overpayments by Licensee will be credited against future royalty obligations.

(c)                                  Recordkeeping by Sublicensee.  Licensee shall include in each sublicense agreement entered into by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense agreement and to grant access to such records by Licensor’s independent accountant to the same extent required of Licensee under this Agreement.

(d)                                 Confidentiality.  Licensor shall treat all financial information subject to review under this Section 5.8, or under any sublicense agreement, in accordance with the confidentiality provisions of Article 8 of this Agreement.

(e)                                  Late Payments.  Any amount owed by Licensee to Licensor under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of the one month London Inter-Bank Offering Rate plus 2% as set by the British Bankers Association as of the due date.

ARTICLE 6 — OPTION TO PURCHASE

6.1                               Purchase Option.  Licensor hereby grants to Licensee the exclusive right and option to purchase the Patent Rights and the Licensed Trademarks (the “Buy-Out Option”).  The Buy-Out Option may be exercised by Licensee any time during the Term by giving written notice to Licensor of Licensee’s exercise of the Buy-Out Option.

6.2                               Option Price.  If Licensee exercises the Buy-Out Option, the Parties will enter into an Intellectual Property Transfer Agreement negotiated in good faith and mutually agreeable to the Parties, pursuant to which Licensee will purchase the Patent Rights and Licensed Trademarks for a one-time, non-refundable purchase price (the “Buy-Out Payment”) determined as follows:

If the date on which the Buy-Out Option is exercised is prior to the Commencement of the first Phase II Clinical Trial, the Buy-Out Payment will be $500,000.

If the date on which the Buy-Out Option is exercised is on or after the Commencement of the first Phase II Clinical Trial and prior to the Commencement of the first Phase III Clinical Trial, the Buy-Out Payment will be $1,000,000.

If the date on which the Buy-Out Option is exercised is on or after the Commencement of the first Phase III Clinical Trial and prior to the filing of an NDA for the first Licensed Product, the Buy-Out Payment will be $5,000,000.

If the date on which the Buy-Out Option is exercised is on or after the filing of an NDA for the first Licensed Product, the Buy-Out Payment will be $8,000,000.

All amounts payable under this Section 6.2 shall be reduced by (a) all amounts paid by Licensee under the Option Agreement, and (b) all payments made by Licensee pursuant to Section 5.6 hereof for such Calendar Year.

Upon the exercise by Licensee of the Buy-Out Option this Agreement shall terminate, and Licensee shall have no further payment obligations to Licensor hereunder except for the Buy-Out Payment specified in this Article 6.

ARTICLE 7 — PATENTS

7.1                               Patent Prosecution and Maintenance.  From and after the Effective Date, Licensee shall have all rights to apply for, prosecute, maintain and defend all U.S. and foreign patents and patent applications, and trademarks and trademark applications, constituting part of the Patent Rights and Licensed Trademarks in the Field, as Licensee shall from time to time determine, using counsel chosen by Licensee.  Licensee shall provide Licensor with copies of all relevant documentation so that both parties may be informed and apprised of the continuing prosecution, and Licensor agrees to keep this documentation confidential.  The cost of preparing, filing, prosecuting and maintaining all patents and patent applications contemplated by this Agreement shall be borne by Licensee.

7.2                               Enforcement of Patent Rights and Licensed Trademarks.  Licensee shall control any and all Enforcement Actions, including the decision whether to undertake any such Enforcement Action.  In the event that either party obtains knowledge of any challenge to the Patent Rights or Licensed Trademarks by a third party, such party shall inform the other party promptly of such challenge and provide the other party with any available evidence of such challenge.  Licensee shall have the right but not the obligation to defend at its own cost and expense any challenge to any Patent in the Patent Rights in the Field or any challenge to any Licensed Trademark.  If Licensee does not commence action against a third party challenger within 90 days after learning of the challenge, Licensor may commence action against the third party challenger.  At the reasonable request of the party filing suit, the other party, at its own expense, shall provide reasonable assistance, including, without limitation, permitting the use of their respective names in all suits and signing all necessary documents if appropriate to the situation.  Any recovery in any action brought in accordance with this Section 7.2 shall be applied first to costs incurred by the party bringing suit, and then to the costs of the party or parties providing assistance as contemplated by this Section 7.2, with the remainder to be retained by the party bringing the action.

ARTICLE 8 — CONFIDENTIALITY AND PUBLICATION

8.1                               Confidentiality.

(a)                                 Nondisclosure Obligation.  Each of Licensor and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not disclose to any third party any such Proprietary Information without the prior written consent of the other Party.  The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten years.  These obligations shall not apply to Proprietary Information that:

(i)                                     is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)                                  is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii)                               is subsequently disclosed to the receiving Party by a third party who has the right to make such disclosure, as documented by the receiving Party’s written records; or

(iv)                              is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s written records.

To the extent it is reasonably necessary or appropriate, a Party may disclose Proprietary Information of the other Party:

(A)                               to any institutional review board of any entity conducting clinical trials with a Licensed Product or to any Regulatory Authority in order to gain approval to conduct clinical trials or to market a Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such authorizations; or

(B)                               to the extent such Proprietary Information is required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

(b)                                 Disclosure to Agents.  Notwithstanding the provisions of Section 8.1(a) and subject to the other terms of this Agreement, each of Licensee and Licensor shall have the right to disclose Proprietary Information of the other Party to their respective licensees, sublicensees, agents, consultants, Affiliates or other third parties (collectively “Other Parties”) in accordance with this Section 8.1(b).  Such disclosure shall be limited only to those Other Parties directly involved in the Development, Manufacturing, Commercialization, marketing or promotion of Licensed Compounds or Licensed Products (or for such Other Parties to determine their interest in performing such activities) in accordance with this Agreement.  Any such Other Parties must agree in writing to be bound by confidentiality and non-use obligations similar to those contained in this Agreement.

8.2                               Return of Confidential Information.  Upon termination of this Agreement, the receiving Party will return all documents, and copies thereof, including those in the possession of the receiving Party’s Other Parties pursuant to Section 8.1(b), containing the disclosing Party’s Proprietary Information, or earlier at any time upon the written request of the disclosing Party.  However, the receiving Party may retain one copy of such documents in a secure location, subject to a continuing obligation of confidentiality hereunder, solely for the purposes of (a) determining its obligations hereunder, (b) complying with any applicable regulatory requirements, or (c) defending against any product liability claim.

8.3                               Publicity; Publications and Public Presentations.  A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (a) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; (b) as consented to in advance by the other Party in writing, or (c) or to persons with whom Licensee or Licensor has entered into or proposes to enter into a business relationship involving the potential transfer of rights under this Agreement or rights related to the Licensed Compounds; provided that such persons are subject to appropriate confidentiality agreements.  The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement.  Licensee shall provide Licensor with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Products under this Agreement.  Notwithstanding the foregoing, Licensee shall have the right to publish or publicly present the results of the Development activities contemplated hereunder.  Licensor may not publish or publicly present the results of the Development activities performed under this Agreement or any Proprietary Information of Licensee without Licensee’s prior written consent.

ARTICLE 9 — REPRESENTATIONS AND WARRANTIES

9.1                               Representations and Warranties of Each Party.  Each of Licensor and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a)                                 it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)                                 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action on the part of such Party;

(c)                                  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)                                 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)                                  except for the governmental and Regulatory Approvals required to market Licensed Products in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f)                                   this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles;

(g)                                  it shall comply with all applicable material laws and regulations relating to its activities under this Agreement; and

(h)                                 during the Term of this Agreement Licensee will not use in any capacity, in connection with any activities to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act.

9.2                               Licensor’s Representations.  Licensor hereby represents, warrants and covenants to Licensee as follows as of the Effective Date:

(a)                                 as of the Effective Date, the Patent Rights, Licensor Know-How and Licensed Trademarks are subsisting, and to the best of Licensor’s knowledge, and have not been abandoned or been held invalid or unenforceable, in whole or in part, by a decision of a court or other governmental agency;

(b)                                 as of the Effective Date, it has, and during the Term it shall maintain the full right, power and authority to grant the license granted under Section 2.1 herein;

(c)                                  as of the Effective Date, it is the sole owner or co-owner of the Patent Rights as indicated on Exhibit A and the sole owner of the Licensor Know-How and Licensed Trademarks, all of which are free and clear of any liens, charges and encumbrances in the Field (other than the rights of the co-owner of the Patent Rights that are identified as co-owned on Exhibit A hereto and any right or license under the Patent Rights and the Licensor Know-How granted outside the Field), and to Licensor’s actual knowledge, no other person, corporate or other private entity, or governmental entity or subdivision thereof, except those entities set for on Exhibit A as co-owners of the Patent Rights, has or shall have any claim of ownership with respect to the Patent Rights, Licensor Know-How and Licensed Trademarks, whatsoever; and

(d)                                 to Licensor’s actual knowledge, as of the Execution Date, the Manufacture, Development or Commercialization of Licensed Compounds does not infringe any valid and enforceable patent rights owned or possessed by any third party;

(e)                                  as of the Execution Date there are no claims, judgments or settlements against or owed by Licensor or pending or threatened claims or litigation against Licensor, in either case relating to Patent Rights, Licensor Know-How and Licensed Trademarks; and

9.3                               No Inconsistent Agreements.  Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

9.4                               Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

9.5                               Disclaimer.  Except as expressly set forth herein, THE PATENT RIGHTS, LICENSOR KNOW-HOW AND LICENSED COMPOUNDS ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

ARTICLE 10 — INDEMNIFICATION AND LIMITATION ON LIABILITY

10.1                        Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensor Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 10.5, (collectively, a “Liability”) that a Licensor Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (a) the use, storage, import, export, transport, Development, Manufacture, Commercialization, sale or other disposition of Licensed Compounds and/or Licensed Products by Licensee, its Affiliates or sublicensees in the Field, (b) the use by Licensee, its Affiliates or Sublicensees of the Licensed Trademarks in the Field and (c) any breach by Licensee of any of its representations, warranties and covenants contained in Section 9.1 herein.  Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensor Indemnified Party with respect to claims, demands, costs or judgments which result from the gross negligence or willful misconduct of Licensor, its Affiliates, or any of their respective employees, officers, directors or agents.

10.2                        Indemnification by Licensor.  Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability which a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any breach by Licensor of any of its representations and warranties contained in Sections 9.1 and 9.2 herein and/or the breach of any covenant or obligation of Licensor under this Agreement.

10.3                        Conditions to Indemnification.  The obligations of the indemnifying Party under Sections 10.1 and 10.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability.  The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity.  If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.  The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 10.1 or 10.2, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

10.4                        Settlements.  Neither Party may settle a claim or action related to a Liability without the consent of the other Party, which consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement.  Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

10.5                        Limitation of Liability.  With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages.  Notwithstanding the foregoing, this Section 10.5 shall not be construed to limit either Party’s indemnification obligations under this Article 10 with respect to Liability for third party claims or to limit a Party’s liability for breach of Article 8.

10.6                        Insurance.  Each Party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such Party’s obligations under this Agreement.  Each Party shall provide the other Party with evidence of such insurance and/or self-insurance program, upon request.

ARTICLE 11 — TERM AND TERMINATION

11.1                        Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties, upon Licensee’s exercise of the Buy-Out Option pursuant to Section 5.1, or pursuant to Section 11.2, 11.3 or 11.4 below, the Term of this Agreement shall continue in effect on a country-by-country and product-by-product basis until the expiration of Licensee’s obligation to make payments under Article 5 herein (the “Term”).  Upon expiration of this Agreement in its entirety, Licensee’s licenses granted pursuant to Section 2.1 with respect to Licensor Know-How and Licensed Trademarks shall become fully paid-up, perpetual licenses.

11.2                        Termination by Licensee.

(a)                                 Licensee’s Right to Terminate.  Licensee shall have the unilateral right to terminate this Agreement in its entirety, with or without cause, at any time by giving 90 days advance written notice to Licensor.  In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

(b)                                 Effect of Termination.  Notwithstanding anything contained herein to the contrary, following any termination of this Agreement in its entirety under Section 11.2(a), all rights and licenses granted to Licensee hereunder shall terminate and all rights to the Licensed Compounds, Licensed Products and Licensed Trademarks shall revert back to Licensor.

11.3                        Termination for Cause.

(a)                                 Termination for Cause. This Agreement may be terminated, in its entirety or on a country-by-country basis, by written notice by either Party at any time during the Term of this Agreement:

(i)                                     if the other Party is in breach of its material obligations hereunder and has not cured such breach within 60 days (10 days in the event of an undisputed payment breach) after receipt of written notice requesting cure of the breach, or in the event that the breach (other than any payment breach) cannot be reasonably cured within such 60-day period, has not initiated actions reasonably expected to cure such breach within 60 days after receipt of such notice or has not cured such breach within 120 days after written notice of such breach or such later date as agreed in writing by the non-breaching Party; or

(ii)                                  upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within 60 days after the filing thereof.

(b)                                 Effect of Termination for Cause on License.  In the event this Agreement is terminated by Licensor under Section 11.3(a), the rights and the licenses granted to Licensee under Section 2.1 of this Agreement shall terminate and all rights to the Licensed Compounds, Licensed Products and Licensed Trademarks shall revert to Licensor, and Licensee shall have no further payment obligations to Licensor under this Agreement other than for payments due and owing as of the effective date of termination.  In the event this Agreement is terminated by Licensee under Section 11.3(a), Licensee’s licenses granted pursuant to Section 2.1 of this Agreement shall become fully paid-up, perpetual licenses.  Notwithstanding the preceding sentence, Licensee shall be responsible for all undisputed amounts due and owing to Licensor prior to any written notice of termination.

11.4                        Effect of Termination Generally.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 5.8, 9.4, 9.5, 11.2(b), 11.3(b) and 11.4, and Articles 1, 8, 10, 12 and 13 shall survive the expiration or termination of this Agreement.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Products sold prior to such termination.

ARTICLE 12 — DISPUTE RESOLUTION

12.1                        Informal Discussions.  In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compounds, Licensed Products, Patent Rights, Licensor Know-How or Licensed Trademarks in the Field, the Parties shall first try to settle their differences amicably between themselves.  Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within 30 days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve promptly such disputed matter within the said 30 days, either Party may refer the matter by written notice to the other to the Chief Executive Officer of Licensor, or her designee, and the Chief Executive Officer of Licensee, or his designee, for discussion and resolution.  If such individuals or their designees are unable to resolve such dispute within 30 days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 12.

12.2                        Arbitration.  All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compounds, Licensed Products, Patent Rights, Licensor Know-How or Licensed Trademarks in the Field, shall be finally and exclusively settled by arbitration by a panel of three arbitrators.

(a)                                 Rules Applicable.  The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Chicago, Illinois, United States.  Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b)                                 Commencement of Proceedings.  If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 12.2(a)).  Within 20 business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved.  For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c)                                  Appointment of Arbitrators.  Within 45 days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment.  The other Party shall, upon receiving such notice, appoint a second arbitrator within 21 days, and the two arbitrators shall, within fifteen days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel.  In the event that either Party shall fail to appoint an arbitrator within 30 days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA.  In the event of the failure of the two arbitrators to agree within 60 days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(d)                                 Independence.  All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters.  The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(e)                                  Right to Counsel.  Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(f)                                   Confidentiality.  To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g)                                  Binding Nature.  In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one vote.  The arbitrators shall render a written decision with their resolution of the dispute, which decision shall set forth in reasonable detail the facts of the dispute, and the reasons for their decision.  The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

12.3                        Injunctive Relief.  By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment.  Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

12.4                        Expenses of Arbitration and Expert Determination.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen days of the service of the award.

ARTICLE 13 — MISCELLANEOUS

13.1                        Assignment.  Neither this Agreement nor any or all of the rights and obligations of a Party hereunder may be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, prohibited sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 13.1 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, that either Party may, without such consent of the other Party, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction, and, in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties) shall not be included in the technology licensed hereunder.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

13.2                        Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.  Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article 12 herein.

13.3                        Waiver.  Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

13.4                        Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.5                        Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Licensor or Licensee from time to time by the government of the United States of America.  Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Licensor under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

13.6                        Entire Agreement; Amendment.  This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.7                        Notices.  Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the Parties at the addresses and facsimile numbers indicated below.

If to Licensor, to:

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road

Suite 300

La Jolla, CA 92037

Attn: Craig Johnson, CFO

If to Licensee, to:

QR Pharma, Inc.

1223 Foxglove Lane

West Chester, PA 19380

Attn: Maria Maccecchini, Ph.D.

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five days after the same was posted or sent.  Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 13.7.

13.8                        Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided.  Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert commercially reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any third party.  If a condition constituting Force Majeure as defined herein exists for more than 30 consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.  If the Parties cannot in good faith reach a satisfactory resolution to the problem within 30 days after the date of such meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article 12 herein.

13.9                        Severability.  If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

13.10                 Counterpart.  This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

13.11                 Captions.  The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

13.12                 Further Assurances.  At the request of any Party hereto, the other Party shall execute and deliver from time to time such further instruments and shall provide reasonable cooperation in such proceedings or actions as shall be necessary or reasonably appropriate to effectuate the purposes of this Agreement.  The executions, deliveries and cooperation of each Party under this Section 13.12 shall be without further consideration and at such Party’s expense.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

TORREYPINES THERAPEUTICS, INC.		QR PHARMA, INC.

By:	/s/ Evelyn Graham	By:	/s/ Maria Maccecchini

Title:	Acting CEO	Title:	President & CEO